Exhibit 99.1

ZIOPHARM REPORTS FOURTH QUARTER AND FULL YEAR
2008 FINANCIAL RESULTS

NEW YORK, NY – March 24, 2009 - ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a biopharmaceutical company that is seeking to develop and commercialize a diverse, risk-sensitive portfolio of in-licensed cancer drugs addressing unmet medical needs, announced today its financial results for the fourth quarter and full year 2008 and the filing of its Annual Report on Form 10-K.

The Company reported a net loss of $4.6 million, or $(0.21) per share for the quarter ended December 31, 2008, compared to a net loss of $7.7 million, or $(0.36) per share, in the fourth quarter of 2007.  Net loss for the year was $25.2 million, or $(1.19) per share, compared to $26.6 million, or $(1.41) per share, for the full year 2007.  Total operating expenses for the fourth quarter decreased by $3.5 million compared to the fourth quarter of 2007.  This decrease was attributable to a continuing focus of resources on the Company’s Phase II randomized controlled trial with palifosfamide and on operating expense management, including workforce reductions, elimination of cash bonuses for 2008, freezing of annual salary increases for 2009, and other preclinical and manufacturing expense reductions.  Total operating expense for the year was $25.6 million, compared to $28.6 million for 2007, or a decrease of $3.0 million.

Cash used in operations for 2008 was $3.8 million in the fourth quarter and was $23.5 million for the full year.  ZIOPHARM ended 2008 with approximately $11.4 million in total cash and short-term investments, compared to $35.0 million at year-end 2007.  With its current cash position, marked development and programmatic focus, and significantly reduced burn rate, the Company now expects its cash to support operations well into the second quarter of 2010.

“Last year was a year marked by considerable financial market uncertainty and therefore for us, product prioritization and expense management, although still with the view of establishing a portfolio over the longer term rather than a single product opportunity”, commented Jonathan Lewis, MD, PhD, Chief Executive Officer of the Company.

The Company has advanced intravenous palifosfamide (ZIO-201 or ZymafosTM) into a randomized Phase II trial comparing the treatment of doxorubicin with palifosfamide and doxorubicin in the front-and second-line setting of metastatic or unresectable soft tissue sarcoma and expects that, with favorable data, a registration trial could be initiated as early as the first half of 2010.  While promising data has been established in both the indibulin (ZIO-301 or ZybulinTM )and darinaparsin (ZIO-101 or ZinaparTM) programs, the Company will  focus its resources on palifosfamide until it enters into partnering arrangements or otherwise obtains alternate funding. Oral indibulin preclinical dose administration studies with Dr. Larry Norton have progressed to the point of translation with the intention of further pursuit in clinical study. For intravenous and oral darinaparsin, Phase I/II studies have evidenced clinical activity, particularly in various forms of lymphoma.  Clinical development with oral administration of palifosfamide will also await partnering or funding.

The Company’s Form 10-K, which more fully outlines 2008 results and highlights the Company’s risk factors, can be accessed at www.ziopharm.com.

About ZIOPHARM Oncology, Inc.:
ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs. The Company is currently focused on three clinical programs.

Palifosfamide (ZymafosTM or ZIO-201) is a novel molecule that is the functional active metabolite of ifosfamide, a standard of care for treating sarcoma, testicular and other cancers.  Palifosfamide delivers only the cancer fighting component of ifosfamide. It is expected to overcome the resistance of ifosfamide and cyclophosphamide in certain cancers. It does not have the toxic metabolites of ifosfamide that cause the debilitating side effects of “fuzzy brain” (encephalopathy) and severe bladder inflammation. Intravenous (IV) palifosfamide is currently in a Phase II randomized trial to treat soft tissue sarcoma.  An oral form of palifosfamide has been developed preclinically.

Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that targets both mitosis and cancer cell migration.  Indibulin is expected to have several potential benefits, including oral dosing, application in multi-drug resistant tumors, no neuropathy and minimal overall toxicity.  Indibulin has shown early activity in Phase I study as a single agent in many types of solid tumors.  Indibulin is also currently nearing completion in Phase I trials in combination with Tarceva® and Xeloda®.  Preclinical study continues with both “dose density” and “metronomic” administration.

Darinaparsin (ZinaparTM or ZIO-101) is a novel organic arsenic being developed for the treatment of various hematologic and solid cancers. Preclinical and Phase I and II results to date demonstrate that darinaparsin is much less toxic than other forms of arsenic. Intravenous darinaparsin continues is nearing completion of study in a Phase II hematology trial with favorable treatment activity in certain lymphomas and in Phase I study with oral administration.  Darinaparsin has been well tolerated in all trials to date.

ZIOPHARM’s operations are located in Boston, MA with an executive office in New York.  Further information about ZIOPHARM may be found at www.ziopharm.com.

ZIOP-E

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, risks related to the Company's ability to protect its intellectual property, its reliance on third parties to develop its product candidates and its inability to obtain additional financing or enter into partnering arrangements to support continued development of the Company’s product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.
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Contacts:
Tyler Cook
ZIOPHARM Oncology, Inc.
(617) 259-1982
tcook@ziopharm.com
or
Dennis Dobson
International Investor Relations Inc.
(203) 255-7902
dsdobson@optonline.net